UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 16, 2014

Penske Automotive Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-12297	22-3086739
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2555 Telegraph Road, Bloomfield Hills, Michigan		48302
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	248-648-2500

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 16, 2014, Yoshimi Namba resigned from our Board of Directors and as our Senior Vice President – International Business Development. On July 16, 2014, the Board of Directors filled the vacancy created by Mr. Namba’s resignation by appointing Kanji Sasaki as a director, as more fully discussed in the press release incorporated herein and attached hereto as Exhibit 99.1.

Mr. Sasaki, 44, is an employee of Mitsui & Co., Ltd. and has spent the last 22 years of his career with Mitsui & Co. and its affiliates in various capacities, most recently serving as the General Manager of Mitsui’s First Motor Vehicles Division, Second Business Department from July 2013 to June 2014. From August 2011 to June 2013, he served as a General Manager in Mitsui’s Motor Vehicles Americas Division, Penske & Logistics Department. From June 2007 to June 2011, Mr. Sasaki was on secondment to Hino Motors Sales U.S.A., serving as a Senior Vice President, Secretary and Treasurer. Mr. Sasaki began his career at Mitsui in April 1992 and served in various capacities with Mitsui, including secondment to Toyota Motor Corporation and Hino Motors Ltd. Mr. Sasaki will not receive any compensation for serving as our director (other than a charitable match opportunity up to $50,000), however we expect to appoint Mr. Sasaki as a company officer fostering international business development opportunities at which time we expect to begin paying Mr. Sasaki an annual compensation of approximately $335,000.

Item 404A Disclosures

Entities affiliated with Roger S. Penske, the Company’s Chairman of the Board and Chief Executive Officer, are parties to a stockholders agreement described below. Mr. Penske is also Chairman of the Board and Chief Executive Officer of Penske Corporation, and, through entities affiliated with Penske Corporation, our largest stockholder. The parties to the stockholders agreement are Mitsui & Co., Ltd., Mitsui & Co., (USA), Inc. (collectively, “Mitsui”), Penske Corporation and Penske Automotive Holdings Corp. (collectively the “Penske companies”). Pursuant to the stockholders agreement, the Penske companies agreed to vote their shares for up to two directors who are representatives of Mitsui and Mitsui agreed to vote its shares for up to fourteen directors voted for by the Penske companies. In addition, the Penske companies agreed that if they transfer any of our shares of common stock, Mitsui would be entitled to “tag along” by transferring a pro rata amount of its shares upon similar terms and conditions, subject to certain limitations. This agreement terminates in 2024, or, if earlier, upon the mutual consent of the parties or when either party no longer owns any of our common stock.

Mitsui possesses registration rights pursuant to which they are able on two remaining occasions each to register all or part of our common stock held by them, subject to specified limitations. They are also entitled to request inclusion of all or any part of their common stock in any registration of securities by us on Forms S-1 or S-3 under the Securities Act of 1933, as amended.

In 2012, the Company acquired a 70% interest in a group of BMW/MINI franchises in Northern Italy. In February, 2013, the Company sold 50% of this joint venture interest to Mitsui & Co. Ltd. The purchase price was approximately $8.4 million which reflected our acquisition costs and subsequent profits/losses of those franchises since acquisition. We entered into a joint venture agreement with Mitsui that required us and Mitsui to agree to all significant actions by that joint venture, and allowed the transfer of membership interests only after complying with standard tag-along and right of first refusal provisions. In September 2013, we purchased the joint venture interest back from Mitsui & Co. Ltd. The purchase price was approximately $9.4 million which reflected the same purchase price calculation of acquisition costs and subsequent profits/losses of those franchises since acquisition. The joint venture agreement discussed above was terminated.

Item 8.01 Other Events.

On July 16, 2014, we announced that our Board of Directors has approved a quarterly dividend in the amount of $0.20 per share payable September 2, 2014 to shareholders of record as of August 11, 2014, as discussed more fully in the press release incorporated herein and attached hereto as Exhibit 99.2.

Item 9.01 Financial Statements and Exhibits.

Exhibit 99.1 Press Release.

Exhibit 99.2 Press Release.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Penske Automotive Group, Inc.

July 16, 2014	By:	/s/Shane M. Spradlin

Name: Shane M. Spradlin
Title: Executive Vice President

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Exhibit Index

Exhibit No.	Description

99.1	Press Release.
99.2	Press Release.